UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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THE PROVIDENCE SERVICE CORPORATION
(Name of Registrant as Specified in Its Charter)

AVALON CORRECTIONAL SERVICES, INC.
DONALD E. SMITH
TIFFANY SMITH
MICHAEL BRADLEY
ERIC S. GRAY
73114 INVESTMENTS, L.L.C.
(referred to as “The Providence Committee for Accountability”) and
BRIAN T. COSTELLO
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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THE PROVIDENCE COMMITTEE FOR ACCOUNTABILITY

May 22, 2009

Dear Fellow Stockholders:

The members of the Providence Committee for Accountability (the “Committee” or “we”) are the beneficial owners of an aggregate of 2,302,095 shares of common stock of the Providence Service Corporation (“Providence” or the “Company”), representing approximately 17.9% of the outstanding shares of common stock of the Company. For the reasons set forth in the attached Proxy Statement, we do not believe the Board of Directors of the Company (the “Board”) is acting in the best interests of its stockholders. We are therefore seeking your support at the annual meeting of the stockholders (the “Annual Meeting”) scheduled to be held on Monday, June 15, 2009, beginning at 9:00 a.m., local time, at the Hacienda Del Sol Guest Ranch Resort, 5601 N. Hacienda Del Sol Road, Tucson, Arizona 85718, for the following:

1.
To elect the Committees slate of two director nominees, Michael C. Bradley and Captain Brian T. Costello (ret.) (the “Nominees”), to serve as class 3 directors of the Company for a three-year term until the 2012 Annual Meeting, in opposition to the Company’s incumbent directors.

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2009 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting or any of its adjournments, postponements or reschedulings.

We are not seeking control of the Board of Directors. Through the attached Proxy Statement, we are soliciting proxies to elect our two nominees on the enclosed BLUE proxy card. The background and qualifications of the Nominees can be found in the attached Proxy Statement.

We urge you to carefully review the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed BLUE proxy card today. The attached Proxy Statement and the enclosed BLUE proxy card are first being furnished to the stockholders on or about May 22, 2009.

This Proxy Statement is provided by the Committee and not by the Board of the Company. If you have already voted a proxy card furnished by the Company’s management, you have every right to change your vote by signing, dating and returning a later dated proxy.

If you have any questions or require any assistance with your vote, please contact D.F. King & Co., Inc., at their address or toll-free numbers listed on the following page.

Thank you for your support,

The Providence Committee for Accountability

If you have any questions, require assistance in submitting your BLUE proxy card, or need additional copies of the Committee’s proxy statement materials, please call
D.F. King & Co., Inc. at the phone numbers listed below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders Call Toll-Free at: (800) 848-3416

Banks and Brokers Call Collect at: (212) 269-5550

2009 ANNUAL MEETING OF STOCKHOLDERS
of
THE PROVIDENCE SERVICE CORPORATION
______________________________________

PROXY STATEMENT
of
THE PROVIDENCE COMMITTEE FOR ACCOUNTABILITY
______________________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED BLUE PROXY CARD TODAY

The members of the Providence Committee for Accountability (the “Committee” or “we”) are the largest stockholders of the Providence Service Corporation (“Providence” or the “Company”). We are seeking your support at the annual meeting of the stockholders (the “Annual Meeting”) scheduled to be held on Monday, June 15, 2009, beginning at 9:00 a.m., local time, at the Hacienda Del Sol Guest Ranch Resort, 5601 N. Hacienda Del Sol Road, Tucson, Arizona 85718, for the following:

1.
To elect the Committees slate of two director nominees, Michael C. Bradley and Captain Brian T. Costello (ret.) (the “Nominees”), to serve as class 3 directors of the Company for a three-year term until the 2012 Annual Meeting, in opposition to the Company’s incumbent directors.

2.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company to serve for the 2009 fiscal year; and

3.	To transact such other business as may properly come before the Annual Meeting or any of its adjournments, postponements or reschedulings.

This Proxy Statement is soliciting proxies to elect our two nominees using the attached BLUE proxy card. We are not seeking control of the Board of Directors.

As of May 22, 2009, the approximate date on which this Proxy Statement and the enclosed BLUE proxy card are first being mailed to stockholders, the members of the Committee were collectively the beneficial owners of an aggregate of 2,302,095 shares of common stock of the Company, par value $0.001 per share (the “Shares”), which currently represent approximately 17.9% of the issued and outstanding Shares. The Committee is composed of Avalon Correctional Services, Inc., a Nevada corporation (“Avalon”), 73114 Investments, LLC, an Oklahoma limited liability corporation (“73114”), Donald E. Smith, Tiffany Smith, Michael C. Bradley, and Eric S. Gray. Each of these entities, and the Nominees, are deemed to be participants in this proxy solicitation.

Providence has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting as April 20, 2009 (the “Record Date”). As of the Record Date, the members of the Committee were collectively the beneficial owners of an aggregate of 2,302,095 Shares, all of which Shares are entitled to be voted at the Annual Meeting. The mailing address of the principal executive offices of the Company is 5224 East Fourth Street, Tucson, Arizona 85711. Shares of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were 12,855,091 Shares outstanding and entitled to vote at the Annual Meeting. The participants in this solicitation intend to vote all of their Shares FOR (i) the election of the Nominees and (ii) the ratification of the appointment of KPMG LLP, as described in more detail herein.

Important Notice Regarding the Availability of Proxy Materials.

Under new rules issued by the Securities and Exchange Commission (the “SEC”), we are providing access to our proxy materials both by sending you this full set of proxy materials, including a BLUE proxy card, and by notifying you of the availability of our proxy materials on the Internet. Our Proxy Statement is available at www.dfking.com/prsc.

IF ELECTED, CONSISTENT WITH THEIR FIDUCIARY DUTY, OUR NOMINEES ARE COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS OF PROVIDENCE. WE URGE YOU TO VOTE YOUR BLUE PROXY CARD FOR MICHAEL C. BRADLEY AND CAPTAIN BRIAN T. COSTELLO (RET.).

THIS SOLICITATION IS BEING MADE BY THE COMMITTEE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF PROVIDENCE. THE COMMITTEE IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING. IF OTHER MATTERS ARE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED BLUE PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

IF YOU PREVIOUSLY SENT A PROVIDENCE WHITE PROXY CARD TO PROVIDENCE, YOU MAY REVOKE THAT PROXY AND VOTE FOR THE ELECTION OF THE COMMITTEE’S NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME BEFORE THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING TO OUR PROXY SOLICITOR, D.F. KING & CO., INC. OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

IMPORTANT

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN. THE COMMITTEE URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY TO VOTE FOR THE ELECTION OF THE COMMITTEE’S NOMINEES.

•	If your Shares are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to the Committee, c/o D.F. King & Co., Inc., in the enclosed envelope today.

•
If your shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a BLUE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee, or other representative how to vote. Your broker cannot vote your shares on your behalf without your instructions.

•
Depending on your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return a management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to the Committee. Remember, you can vote for our two independent nominees only on our BLUE proxy card, so please make certain that the latest dated proxy card you return is the BLUE proxy card.

If you have any questions, require assistance in submitting your BLUE proxy card, or need additional copies of the Committee’s proxy statement materials, please call
D.F. King & Co., Inc. at the phone numbers listed below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders Call Toll-Free at: (800) 848-3416

Banks and Brokers Call Collect at: (212) 269-5550

BACKGROUND TO SOLICITATION

From October 24, 2008, through November 20, 2008, the Committee acquired 2,302,095 shares of common stock of Providence believing the shares to be undervalued. Its shares then represented approximately 18.7% of the issued and outstanding shares of Providence common stock based on the 12,313,261 shares of Providence common stock outstanding as of September 30, 2008 (now 17.9% based on 12,855,091 shares outstanding as of the record date).

On November 10, 2008, the Committee filed an initial Schedule 13D (the “Schedule 13D”) with the Securities and Exchange Commission (the “SEC”). In the Schedule 13D, the Committee indicated its belief that the Providence’s shares were undervalued and were acquired for, and are being held for, investment purposes. The Committee also indicated that it intended to seek representation on the Providence Board if the representation could be accomplished without triggering existing change of control provisions in agreements between Providence and third parties.

Also on November 10, 2008, Donald E. Smith, the Chief Executive Officer of Avalon, called Fletcher Jay McCusker, Providence’s Chief Executive Officer, requesting a meeting with members of Providence’s management. Mr. Smith and Mr. McCusker eventually agreed to meet on November 22, 2008.

On November 18, 2008, the Providence Board appointed Craig A. Norris, the Chief Operating Officer of the Company, to fill a vacant board position. The position had been vacant since the April 10, 2008 resignation of Steven I. Geringer, an independent director.

On November 20, 2008, the Board amended and restated the bylaws of the Company. The amendments included provisions that: (a) limited those who might call a special meeting to stockholders holding 50% or more of the voting stock; (b) added disclosure requirements for a stockholder to call special meetings and to make proposals or nominate directors at an annual or special meeting; (c) permitted the chairman to adjourn a stockholders meeting without stockholder consent even if a quorum is present; (d) allowed only the Board to fill board vacancies; and (d) required stockholders to “request” a record date before soliciting consents.

On November 21, 2008, Providence issued a press release announcing that it was pursuing several strategic options to enhance stockholder value, including the sale of its “non-core assets”, and that it had retained a financial advisor to assist it in the sale. In the release, Providence stated that it “provides home and community based social services and non-emergency transportation services” and described its core assets as its “social services business”. The Committee believes that the non-core assets are its non-emergency transportation services assets, which are the assets of LogistiCare Solutions, LLC that it had acquired in December 2007.

On November 22, 2008, Mr. Smith, Mr. Bradley and Mr. Gray met with Mr. McCusker and Fred D. Furman, Providence’s Executive Vice President and General Counsel, at the Company’s offices in Tucson, Arizona, for about an hour. After introductions, the Avalon participants asked questions about Providence, including management’s plan for dealing with the Company’s debt levels and maintaining debt covenant compliance. The Avalon participants also indicated an interest in board representation. Messrs. McCusker and Furman responded generally that they were unable to discuss any operational matters or matters associated with the debt as they were restricted by Regulation FD. The Avalon participants asked if Providence would have any interest in exchanging stock for outstanding indebtedness, which they suggested would allow Providence to reduce its debt without spending cash and increase Providence’s ability to meet its debt covenants. No agreement or understandings were reached with regard to this or other matters. The Avalon participants were unaware that the Board had adopted the bylaw amendments.

Concerned about the Company’s continued compliance with its coverage ratios and debt covenants, on November 24, 2008, Mr. Smith wrote to Mr. McCusker (by letter mistakenly dated November 21, 2008) outlining a suggestion to swap some of the Company’s debt for newly-issued equity to improve the debt coverage ratio compliance and to delever the Company.

Also on November 24, 2008, Mr. Gray wrote two letters to Mr. Furman. In one letter, Mr. Gray indicated that three members of the Avalon group were interested in joining the Providence Board and requested policies relating to board service, which were mentioned in the prior meeting. In a second letter, Mr. Gray expressed his surprise at learning the Providence Board had adopted Bylaw amendments and inquired whether the Company had requested and received waivers from its senior credit facility lenders regarding the Company’s covenant not to amend, modify or change its organizational documents in a manner materially adverse to the interests of the lenders.

On December 3, 2008, Mr. McCusker responded in writing to the correspondence that he had received from Mr. Smith on November 25, 2008. In his letter, Mr. McCusker said that he had referred the debt swap transaction suggested by Mr. Smith to the Providence Board, which had determined that the transaction was not in the best interests of the Company or its stockholders.

Also on December 3, 2008, Mr. Furman responded in writing to the correspondence that he had received from Mr. Gray on November 25, 2008. In his letter, Mr. Furman addressed the interest expressed by Mr. Gray in having three members of the Avalon group join the Providence Board by stating that there were no vacancies and that only two directors would be elected at the upcoming annual meeting. Mr. Furman finally stated that he did not advise the lenders about the Bylaw amendments based on his opinion that the amendments could not be construed as adversely affecting the lenders.

On December 10, 2009, the Company issued a press release announcing the Board’s adoption on December 9, 2008, of a stockholder rights plan, as known as a “poison pill”.

As disclosed in a Form 8-K filed with the SEC on January 5, 2009, on December 30, 2008, the Providence Compensation Committee awarded 380,000 shares of stock to the executive officers and non-employee directors. They further announced that all of these awards vest immediately. The Compensation Committee also elected to accelerate the vesting dates of all unvested stock options and restricted stock previously awarded to eligible employees and consultants, including stock options and restricted stock granted to senior management and non-employee directors. The result of these actions was an expense charge to the Company of approximately $5.8 million.

While the Committee had purchased its shares of Common Stock believing the shares were undervalued and represented an attractive investment opportunity, these subsequent developments caused the Committee to reassess its position. The Committee was troubled by the impairment charges and debt covenant problems, the executive compensation levels, and the possible disposition of LogistiCare one year after Providence had acquired it. The Committee was also troubled by the Providence Board’s adoption of the Bylaw amendments and the stockholder rights plan (the poison pill), the December 2008 grant of new stock representing 3.0% of the outstanding shares, and the immediate acceleration of any vesting restriction (which increased the officer and director voting power). The Committee began considering ways to raise its concerns.

On January 21, 2009, 73114 Investments, L.L.C. (“73114”) sent a stockholder demand for books and records as well as a separate stockholder demand for inspection of the stockholder list to the Company to facilitate communication with fellow stockholders, investigate potential wrongdoing, mismanagement, waste of corporate assets and breaches of fiduciary duties by members of the Company’s Board and to assess the ability of the Board to impartially consider a demand for action related to the items described in the demands. The Committee stated that it had become increasingly concerned about the Board’s oversight of the Company and management’s actions at a critical juncture in the Company’s business, particularly in connection with (a) the authorization of large increases in the levels of executive compensation; (b) the award of restricted stock grants under the Company’s 2006 Long Term Incentive Plan and the acceleration of the incentive awards and grants; (c) the amendments to the employment agreements between the Company and Messrs. McCusker, Deitch, Furman and Norris and the financial impact thereof; (d) possible accounting irregularities in the recording of asset values; and (e) the annual incentive compensation program of the Company. The Committee also expressed concern about management’s unwillingness to communicate with them about these matters. The demands were included as exhibits to an Amendment No. 1 to Schedule 13D, which the Committee filed with the SEC on January 22, 2009. In the amended Schedule 13D, the Committee stated that it was considering both a proxy contest and a consent solicitation against Providence.

On January 25, 2009, Mr. Gray wrote Michael N. Deitch, Providence’s Chief Financial Officer and Corporate Secretary, advising Providence that the Committee was considering nominating persons for election to the Providence Board at the 2009 Annual Meeting and asking that Mr. Deitch provide the Committee with the director and officer questionnaire (the “Questionnaire”) and director agreement (the “Director Agreement”) contemplated by the Providence Bylaws.

In letters dated January 26, 2009, Providence’s outside legal counsel responded to the two inspection demands. As to the demand for inspection of the stockholder list, counsel stated that Providence would make the requested list available and the Committee has obtained the stockholder list. As to the books and records demand, counsel for Providence refused to make any books and records available asserting that the demand was “extraordinarily overbroad, patently inappropriate, unduly burdensome and devoid of a proper purpose, and, as such, represent an egregious abuse of the Section 220 demand process.” The full text of these response letters and a press release issued by Providence were attached as exhibits in Form 8-K filed by Providence on January 26, 2009.

On January 30, 2009, Mr. Deitch responded by letter to Mr. Gray and enclosed copies of the requested Questionnaire and Director Agreement.

On February 5, 2009, the Committee filed a preliminary consent solicitation statement with the SEC, through which the Committee would conduct a consent solicitation to seek stockholder support for nine proposals to amend the Providence Bylaws.

On February 10, 2009, 73114 sent a second demand for books and records to address the issues raised in the response letter and to narrow the documents requested. Providence’s outside legal counsel responded in a letter dated February 18, 2009, in which counsel for Providence refused to make any books and records available for the same reasons identified in the first response letter and accused 73114 of including “false and misleading statements” under oath that rendered the demand “defective ab initio”.

On February 12, 2009, Providence filed its preliminary consent revocation statement with the SEC opposing the bylaw proposals in the Committee’s preliminary consent solicitation statement.

On February 19, 2009, the Committee officially notified Providence that it intended to nominate two candidates for election as directors to the Providence Board at the 2009 Annual Meeting.

On February 24, 2009, the Providence Board approved amended and restated bylaws of the Company. In a February 24, 2009 press release (Exhibit 99.1 to its Form 8-K dated February 25, 2009), Providence stated that the amendments made “various enhancements to the Company’s corporate governance practices. The specific corporate governance enhancements unanimously approved by Providence’s Board of Directors include bylaw amendments to adopt and implement a majority standard for the election of directors in uncontested elections, bylaw amendments to make it easier for stockholders to call a special meeting of stockholders, and bylaw amendments that make it easier for stockholders to nominate candidates for election at the Company’s annual meetings.”

On February 27, 2009, in response to the Bylaw amendments by the Providence Board, the Committee issued a press release announcing that it was withdrawing its consent solicitation statement and discontinuing the consent solicitation.

On March 2, 2009, the Committee amended its Schedule 13D to report that it had withdrawn its consent solicitation statement and discontinued the consent solicitation.

On April 10, 11, and 12, 2009, Mr. McCusker and Mr. Smith had a number of telephone conversations. During those conversations, which focused on whether there was a path to avoid a contested proxy solicitation, the two discussed a termination of the Committee’s proxy solicitation if Providence would appoint a certain stockholder representative to the Providence Board. Except for his share ownership in Providence, the named representative was not affiliated with the Committee or Providence.

On April 14, 2009, counsel for Providence sent counsel for the Committee a draft form of settlement agreement relating to the Committee’s proxy solicitation.

On April 15, 2009, counsel for the Committee e-mailed counsel for Providence advising that the Committee had rejected the settlement offer and form of proposed settlement agreement since the agreement provided only for a representative to be designated by the Providence Board and not the representative named in earlier discussions. Following the rejection, the Committee and Providence management learned independently that the named representative was unwilling to serve on the Providence Board.

On April 16, 2009, Providence issued a press release to announce that its settlement offer and form of proposed settlement agreement had been rejected by the Committee.

On April 20, 2009, Mr. Smith sent a letter to each of Providence’s independent directors requesting a meeting to discuss the Committee’s concerns about Providence.

On April 25, 2009, Warren S. Rustand, Providence’s lead director, replied to Mr. Smith indicating that he and members of Providence’s executive management team were willing to meet with Mr. Smith during the week of April 27, 2009.

On April 28, 2009, Mr. Smith, Mr. Bradley, Mr. Gray and outside legal counsel for the Committee met with Mr. Rustand, Ms. Meints, Mr. McCusker, Mr. Furman and outside legal counsel for Providence to discuss a possible settlement relating to the Committee’s proxy solicitation. The meeting occurred in Providence’s offices in Tucson, Arizona, and lasted about two hours. The parties were unable to reach an agreement.

On April 29, 2009, Mr. Smith wrote to Mr. Rustand responding to Mr. Rustand’s April 25, 2009 letter to Mr. Smith.

REASONS FOR OUR SOLICITATION

The Providence Committee for Accountability is seeking your support for the election of our Nominees. We believe the election of our Nominees will provide independent voices in the Providence boardroom and will focus on the best interests of the stockholders. Our Nominees are committed to exploring all opportunities to maximize stockholder value.

If elected, our Nominees will attempt to work with the other members of the Board to pursue options that they believe are in the best interests of all stockholders. In particular, our Nominees would seek to curb existing compensation practices to officers and Directors, provide oversight and accountability applicable to acquisitions and dispositions, and provide a voice for stockholder interests.

We do not seek to gain control of Providence’s Board, to make any merger, tender offer or other acquisition proposal, or to engage in any transaction that would make us an “acquiring person” under Providence’s recently adopted stockholder rights plan.

•	We believe the Board has excessively increased executive and director compensation.

Based on total compensation levels reported in the Company’s 2007, 2008 and 2009 proxy statements filed with the SEC, from January 1, 2006, through December 31, 2008, management’s total compensation appears to have increased approximately 390% for Fletcher J. McCusker, the Chairman and Chief Executive Officer, 280% for Craig A Norris, the Chief Operating Officer, 260% for Michael N. Deitch, the Chief Financial Officer, and 280% for Fred D. Furman, the General Counsel.

As stated in Providence’s 2009 proxy statement, the Compensation Committee approved the increases to bring executive compensation to the 50th percentile when comparing compensation levels at Providence with levels in a selected peer group of companies. We contend that the comparison was flawed in that Providence did not fit the peer group. Of the 14 companies in the peer group, Providence’s market capitalization was ranked 13th at December 31, 2007, its 2007 annual revenues were ranked 13th, and its 2007 earnings were ranked 11th.

In addition, on December 30, 2008, the Board granted stock totaling 380,000 shares of common stock representing 3.1% of the then issued and outstanding shares to four executives and four Directors. The Board accelerated the normal three-year vesting period for the stock grants, and all previously issued stock options and restricted stock grants were vested immediately. As stated by Providence in its Form 10-K for 2008, these awards and the acceleration of vesting resulted in a $5.8 million charge to the Company’s financials in the fourth quarter of 2008.

We believe the compensation increases, large stock grants, and the acceleration of vesting periods were unwarranted and are examples of the failure of the Board to focus on the best interests of the stockholders.

•	We believe the Board could provide better oversight for acquisitions and dispositions.

In December 2007, Providence acquired LogistiCare for approximately $229 million, all of which was funded by new borrowings. The acquisition greatly increased Providence’s debt levels. It did so despite LogistiCare’s history of losses, weak EBITDA, interest deferrals and debt covenant breaches.

On October 22, 2008, Providence announced an estimated impairment charge related specifically to the LogistiCare acquisition of $90 to $120 million in the third quarter of 2008. Also, in a November 5, 2008 conference call, management stated Providence had a debt to EBITDA coverage ratio of 4.73. They stated that the senior debt covenants required a maximum ratio of 4.75, meaning that the Company was within two-one hundredths of a point from a default on its senior debt.

On November 10, 2008, Providence finalized its earlier estimate by announcing impairment charges relating to LogistiCare of $96.0 million. It also announced additional impairment charges of $34.0 million relating to other acquisitions.

On December 18, 2008, the Company announced it was seeking strategic alternative options, including the sale of LogistiCare.

In its 2008 Annual Report, the Company recorded additional impairment charges of $11.0 million relating to LogistiCare and $28.9 million relating to other acquisitions. The total impairment of intangible assets for the Company in 2008 was $169.9 million, of which $107.0 million related to LogistiCare.

Within a year, Providence bought LogistiCare, wrote off more than half of the purchase price, announced it was near a default on the senior debt incurred in the acquisition, and disclosed it would pursue the sale of LogistiCare. Providence also wrote off $62.9 million of carrying value of other company assets in 2008.

We believe these events indicate a need for better board oversight in corporate acquisitions.

•	We question the degree of the Board’s independence.

According to the Company’s 2009 Proxy Statement, a director is not considered “independent” unless the Board affirmatively determines that the director has no material relationship with Providence other than as a director of the Board. Any relationship that is not prohibited by the Nasdaq rules, or is not required to be disclosed under Item 404(a) of SEC Regulation S-K, is automatically deemed to be an immaterial relationship. Based on this approach, the Board has determined that all the directors are independent except for Messrs. McCusker and Norris, who are employed by Providence.

Under the Board’s approach, a director may have other relationships with Providence yet still be deemed “independent”. For example, Providence engages a consultant to administer its employee benefits plans that employs three of director Warren C. Rustand’s sons. Providence disclosed in its Proxy Statement that it paid the consultant $345,500 in 2008, yet the Board has affirmatively determined this relationship to be immaterial based on the dollar amounts involved.

We believe the Board has set a minimal standard for determining independence.  While the Board’s standards may be prevalent among similarly situated, Nasdaq companies, the standards are not universal.  For example, under the 2009 U.S. Proxy Voting Guidelines for Risk Metrics Group, a prominent proxy advisory service, Mr. Rustand would be an “affiliated outside director” since his sons provide professional services to Providence in excess of $10,000 per year.  We believe many companies use higher standards in determining independence.  In the 2008-2009 RiskMetrics Group Policy Survey (October 2008), 36% of responding issuers would no longer consider a director independent if he or she were paid any amount for professional services.  An additional 20% would no longer consider a director independent if he or she were paid $10,000 for professional services.  We believe the Board should also consider factors beyond related party transactions – such as the length of service and reliance on financial benefits - which are permitted under the applicable Nasdaq rules for determining independence and that arguably affect a director’s ability to exercise independent judgment.

Our Nominees are committed to a course of action for the Company that supports a thorough and comprehensive strategic review of the Company’s corporate governance practices. In particular, the Nominees will:

•	Articulate and raise their concerns about Providence’s corporate governance practices with the rest of the Providence Board members and urge implementation of best practices.

•	Seek to adopt compensation practices that tie executive pay to Providence’s performance.

•	Act independently and provide necessary supervision to the senior management of the Company.

•	Provide an independent voice in the boardroom that we believe is necessary to ensure the Board focuses on the interests of stockholders.

If elected, the Nominees will constitute a minority of the Providence Board. Accordingly, the Nominees will, as is their fiduciary duty as directors, work with the other members of the Board to take those steps that they deem appropriate for the benefit of all stockholders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Providence Board is currently composed of seven directors divided into three classes serving staggered three-year terms. One class of directors is elected by the stockholders annually. Two directors will be elected at the 2009 Annual Meeting. The Committee is seeking your support at the Annual Meeting to elect the Nominees in opposition to Providence’s director nominees to serve until the 2012 annual meeting of stockholders and until their successors are duly elected and qualified.

The Nominees

The Committee has nominated a slate of highly qualified nominees who we believe possess the expertise necessary to act with the interests of stockholders in mind. The Nominees are independent of the Company in accordance with SEC and NASDAQ Marketplace rules on director independence and are committed to explore all alternatives to increase stockholder value. The Nominees have consented to be named in this Proxy Statement and to serve as Providence directors if elected. If elected, the Nominees are committed to acting in the best interests of Providence stockholders and will pursue their efforts diligently and promptly.

Set forth below are the name, age, business address, present principal occupation, employment history and directorships of publicly-held companies of each of the Nominees for at least the past five years. This information has been furnished to the Committee by the respective Nominees. Each of the Nominees is a citizen of the United States of America. None of the entities referenced below is a parent or subsidiary of the Company.

Name	Age	Present Principal Occupation and Five Year Employment History

Michael C. Bradley	37
Michael Bradley has served as the Chief Financial Officer of Avalon Correctional Services, Inc. since June 2004. He was instrumental in Avalon’s debt restructuring from 2004 to 2006, negotiating and implementing credit instruments that better aligned Avalon’s operating and debt service needs. He has extensive experience in project due diligence, mergers and acquisitions, and post-implementation financial analysis. Immediately before his employment with Avalon, Mr. Bradley was self-employed and focused his business on consulting services relating to Sarbanes-Oxley Act compliance, business process evaluation and integration, and litigation support. Earlier in his career, Mr. Bradley specialized in IPO transactions and loan workouts for the Resolution Trust Corporation as an auditor for Ernst & Young. He received his bachelor’s of science degree in business administration as an accounting major from Oklahoma State University in 1993, and is licensed as a Certified Public Accountant in Texas and Oklahoma. Mr. Bradley is not currently serving as a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940. Mr. Bradley’s principal business address is 13401 Railway Drive, Oklahoma City, Oklahoma 73114.

Captain Brian T. Costello (ret)	47
Captain Costello has over 25 years of leadership and management experience with extensive knowledge in command, control and communications. From March 2006 until April 2009, he served as Captain of the United States Navy as the Wing Commander and Deputy Wing Commander for Strategic Communications, Wing One, at Tinker Air Force Base in Oklahoma City. As Wing Commander, he was responsible for the management of over 1,600 military and civilian personnel, a $120 million operating budget, and $3.8 billion in assets. Captain Costello was also responsible for maintaining a Lean/Six Sigma based process improvement program that focused on cost avoidance, theory, and best practices. From March 2005 to March 2006, Captain Costello served as the Assistant Chief of Staff for Plans and Policy for the United States Navy Central Command and the 5th Fleet of the United States Navy in Bahrain. From 2002 to 2005, Captain Costello served as Deputy for Operations for Strategic Communications Wing One at Tinker Air Force Base. He retired from the United States Navy in April 2009 and is currently the Principal Accounts Manager of Business Development/Midwest Region – Government Systems for Rockwell Collins, Inc. Captain Costello received his bachelor’s of science degree from the United States Naval Academy in 1983. Captain Costello is not currently serving as a director of any company with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940. Captain Costello’s principal business address is 2501 Liberty Parkway, Suite 650, Midwest City, Oklahoma 73110.

There are no arrangements or understanding between any of the Nominees and any member of the Committee pursuant to which any of the Nominees was selected as a nominee. No family member of any of the Nominees is an executive officer, director or person nominated or chosen to become a director or executive officer of the Company. Other than as disclosed in this Proxy Statement or in the Schedule 13D (as amended to date) filed by the Committee with the SEC, available at the SEC’s website, www.sec.gov, none of the participants (including the Nominees) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Providence, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Mr. Bradley failed to timely file a Form 3 to report his beneficial ownership of Company common stock upon the initial formation of the Committee on or about October 30, 2008. This Form 3 was filed late on February 17, 2009.

The Nominees will, if elected, constitute a minority of the Board. Accordingly, the Nominees will not be able to adopt any measures without the support of at least some members of the current Board. The Nominees therefore should be expected to articulate and raise their concerns about Providence’s business activities and strategy with the other members of the Board.

The Nominees understand that, if elected as directors of Providence, each of them will have an obligation under Delaware law to discharge his duties as a director in good faith, consistent with his fiduciary duties to Providence and its stockholders.

There can be no assurance that the actions the Nominees intend to take as described above will be implemented if they are elected or that the election of the Nominees will improve the Company’s business or otherwise enhance stockholder value. Your vote to elect the Nominees does not constitute a vote in favor of the Committee’s plans for Providence. If we are successful in our campaign in support of our Nominees, your vote to elect the Nominees will only have the legal effect of replacing two incumbent directors of Providence with our Nominees.

The Committee does not expect that the Nominees will be unable to stand for election. If a Nominee is unable to serve or for good cause will not serve, the Committee may seek to replace the Nominee with a substitute nominee to the extent substitution is permissible under the Company’s advance notice provision in the Bylaws or the Company waives the advance notice. If the Committee is permitted to substitute a nominee, the Committee will file and deliver supplemental proxy materials, including a revised proxy card, disclosing the information relating to any substitute nominee that is required to be disclosed in solicitations for proxies for election of directors under the Securities Exchange Act of 1934, as amended. Only in such case will the shares represented by the enclosed BLUE proxy card be voted for a substitute nominee. If a Nominee is unable to stand for election and the Committee is not permitted to substitute a nominee, the shares represented by the BLUE proxy card and voted for such Nominee will not be counted.

The Committee believes that it has complied with the advance notice requirements under the Company’s Bylaws for nominating persons to serve as directors at an annual meeting. The Company is not required, however, to confirm compliance and it has not done so. The possibility exists that the Company’s Chairman could announce at the annual meeting that the Committee has not complied with the advance notice provisions and refuse to recognize our Nominees. If the Chairman’s denial is proper, the effect would be to disenfranchise those shareholders who submitted BLUE proxy cards or otherwise sought to vote for the Nominees, even if those shareholders control a majority of the voting shares. If our Nominees are not recognized, the Committee believes that the director election would be deemed uncontested, which would trigger the majority voting standard under the bylaw amendments adopted in February 2009. In such event, the votes of shareholders who had submitted BLUE proxy cards or otherwise sought to vote for the Nominees would have the effect of votes cast against the Board’s nominees and it is possible that the Board’s nominees would fail to receive a majority of the votes present at the meeting. If the election is contested, a plurality voting standard would apply under the Company’s Bylaws. A plurality means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Under a plurality standard, shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors.

YOU ARE URGED TO VOTE “FOR” THE ELECTION OF THE COMMITTEE’S NOMINEES ON THE ENCLOSED BLUE PROXY CARD

PROPOSAL NO. 2

COMPANY PROPOSAL TO RATIFY SELECTION OF
INDEPENDENT AUDITORS

As discussed in further detail in the Company’s proxy statement, the Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2009. The Company has submitted this proposal to stockholders for ratification as its independent registered public accounting firm.

We intend to vote for the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

OTHER PROPOSALS

The Committee and the other Participants know of no other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, which the Committee is not aware of a reasonable time before this solicitation, it is intended that the persons named on the enclosed BLUE proxy card will vote that proxy on such other matters in accordance with their discretion.

RECORD DATE AND VOTING

Only stockholders of record at the close of business on April 20, 2009 (the “record date”), will be entitled to vote at the Annual Meeting. According to the Company’s proxy statement, as of the record date, the Company had issued and outstanding 12,855,091 Shares entitled to be voted at the Annual Meeting. Each Share is entitled to one vote on each matter submitted to a vote of stockholders. Based on publicly available information, the Committee believes that the only outstanding class of securities of Providence entitled to vote at the Annual Meeting is the Shares. Shares represented by properly executed BLUE proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR (i) the election of the Nominees to the Providence Board, (ii) the ratification of the appointment of KPMG LLP and (iii) in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting. You are being asked to elect the Nominees. The enclosed BLUE proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. Accordingly, you will not have the opportunity to vote for any of Providence’s nominees. You can only vote for Providence’s nominees by executing a proxy card provided by the Company. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. The participants in this solicitation intend to vote all of their Shares in favor of the Nominees.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares. These proxy materials are being forwarded to you by your broker who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker to vote your shares, and your broker or nominee has enclosed a voting instruction card for you to use. If your shares are held by a broker or nominee, please return your voting card as early as possible to ensure that your shares will be voted in accordance with your instructions. You are also invited to attend the Annual Meeting; however, since you are not a stockholder of record, you may not vote these shares in person at the meeting.

QUORUM

Under Delaware law and the Bylaws, the presence of a quorum is required to transact business at the Annual Meeting. To be considered at the Annual Meeting, the presence, in person or by proxy, of a majority of the votes that stockholders are entitled to cast on the proposals is necessary to constitute a quorum for action on that matter. Abstentions, votes withheld from any nominee and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum with regard to any proposal at the annual meeting.

VOTES REQUIRED FOR APPROVAL

Vote Required for the Election of Directors. According to the Company’s Proxy Statement and the Bylaws, if this is a contested election, each director must be elected by a plurality of the votes cast at the Annual Meeting by the holders of Shares entitled to vote. The two nominees for election as directors who receive the greatest number of votes will be elected directors. Stockholders may vote “for” all of the director nominees, “withhold” authority to vote for all of the nominees or “withhold” authority to vote for any individual nominee but vote for all other nominees. Shares that are withheld from voting as to any nominee and broker non-votes will not affect the outcome.

Ratification of Appointment of KPMG LLP. The affirmative vote of the majority of the Shares present in person or by proxy at the Annual Meeting and entitled to vote on the matter is required to ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2009. Abstentions will have the same effect as a vote against the approval of this proposal.

Stockholders of record may appoint proxies to vote their shares by signing, dating and mailing the BLUE proxy card in the envelope provided. Shares represented by properly executed, but unmarked, BLUE proxy cards will be voted at the Annual Meeting as marked and will be voted FOR (i) the election of the Nominees to the Providence Board, (ii) the ratification of the appointment of KPMG LLP and (iii) in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

You are being asked to elect the Nominees. The enclosed BLUE proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees. Accordingly, you will not have the opportunity to vote for any of Providence’s nominees. You can only vote for Providence’s nominees by executing a proxy card provided by the Company. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. The participants in this solicitation intend to vote all of their Shares in favor of the Nominees.

REVOCATION OF PROXIES

Stockholders of Providence may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Committee in care of D.F. King & Co., Inc. at the address set forth on the back cover of this Proxy Statement or to Providence at 5224 East Fourth Street, Tucson, Arizona 85711 or any other address provided by Providence. Although a revocation is effective if delivered to Providence, the Committee requests that either the original or photostatic copies of all revocations be mailed to the Committee in care of D.F. King & Co., Inc. at the address set forth on the back cover of this Proxy Statement so that the Committee will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares. Additionally, D.F. King & Co., Inc. may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE COMMITTEE’S NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

ADDITIONAL INFORMATION

The principal executive offices of The Providence Service Corporation are located at 5224 East Fourth Street, Tucson, Arizona 85711. Except as otherwise noted herein, the information concerning Providence has been taken from or is based upon documents and records on file with the SEC and other publicly available information.

Additional information about the Committee may be found in the Schedule 13D filed by the Committee with the SEC on March 2, 2009 (as amended to date), available at the SEC’s website, www.sec.gov.

PROXY SOLICITATION; EXPENSES

Executed proxies may be solicited in person, by mail, advertisement, telephone, facsimile, Internet, or email. Solicitation may be made by the Committee, including the Nominees, employees of Avalon, 73114 and their affiliates, none of whom will receive additional compensation for such solicitation. Proxies will be solicited from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses. We do not intend to use Internet chatrooms to solicit proxies.

Under new rules issued by the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a BLUE proxy card, and by notifying you of the availability of our proxy materials on the Internet. Our Proxy Statement is available at www.dfking.com/prsc.

In addition, the Committee has retained D.F. King & Co., Inc. (“D.F. King”) to solicit proxies on its behalf in connection with the 2009 Annual Meeting. D.F. King will employ approximately 30 people in its efforts. We have agreed to reimburse D.F. King for its reasonable expenses and to pay to D.F. King a fee of up to $75,000, plus reimbursement for its reasonable out-of-pocket expenses. The Committee has agreed to indemnify D.F. King against certain liabilities and expenses, including certain liabilities under the Federal securities laws. Insofar as indemnification for liabilities arising under the Federal securities laws may be permitted to D.F. King, we acknowledge that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

The entire expense of our proxy solicitation is being borne by us. In the event that the Nominees are elected to the Providence Board, we will seek reimbursement of such expenses from Providence and will not submit such reimbursement to a vote of stockholders. In addition to the engagement of D.F. King described above, costs related to the solicitation of proxies include expenditures for printing, postage, legal and related expenses and are expected to total approximately $250,000, of which approximately $40,000 has been paid to date.

ADDITIONAL INFORMATION CONCERNING THE PARTICIPANTS

The participants in the proxy solicitation include the Committee, which is composed of Avalon Correctional Services, Inc., a Nevada corporation (“Avalon”), Donald E. and Tiffany Smith, Michael Bradley, Eric S. Gray, and 73114 Investments, L.L.C., an Oklahoma limited liability company. Avalon is a leading developer and manager of private community correctional facilities and alternative correctional programming in the United States.

Donald E. Smith is the Chairman, Chief Executive Officer and principal stockholder of Avalon. Tiffany Smith is the Vice President of Communications and principal stockholder of Avalon and the spouse of Mr. Smith. Michael Bradley is Avalon’s Chief Financial Officer. Eric S. Gray is Avalon’s Vice President and Corporate Counsel. 73114 is a wholly-owned subsidiary of Avalon, which is managed by Messrs. Smith, Bradley and Gray. The principal business address of each member of the Committee is 13401 Railway Drive, Oklahoma City, Oklahoma 73114.

Captain Brian T. Costello (ret.) is also a participant as a director nominee. He is not employed by, or otherwise affiliated with, Avalon or the other Committee members. His biographical information appears under the heading ‘Proposal 1: Election of Directors – The Nominees”. Captain Costello’s principal address is 2501 Liberty Parkway, Suite 650, Midwest City, Oklahoma 73110.

As of the date of this filing, the Committee members beneficially own in the aggregate 2,302,095 Shares, or approximately 17.9% of the Shares outstanding, based on the 12,855,091 shares outstanding as of the record date. As disclosed in the most recent amendment to Schedule 13D filed with the SEC on March 2, 2009, 73114 Investments, L.L.C. owns of record 2,292,895 Shares, Donald E. and Tiffany Smith own of record 7,200 Shares, Michael Bradley owns of record 1,000 Shares, and Eric S. Gray owns of record 1,000 Shares. For purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each member of the Committee is deemed to beneficially own the Shares of the Company beneficially owned in the aggregate by all other members of the Committee, which means that each member of the Committee may be deemed to beneficially own 2,302,095 Shares. The Smiths, Bradley and Gray disclaim beneficial ownership of the Shares held by the others, and Bradley and Gray disclaim any beneficial ownership of the Shares held by 73114. 73114 and Avalon disclaim beneficial ownership of the Shares held by the individual Committee members. Captain Costello owns no shares of Providence, either of record or beneficially.

Apart from their stock ownership in the Company, none of the Committee members or the Nominees has any interest in, or relationship with, the Company or any substantial interest in any matter to be acted upon at the Annual Meeting. Until accumulating their shares in Providence, the Committee members had not previously accumulated a significant stock position in a publicly held company other than Avalon. None of the members or Nominees has previously engaged in a proxy or consent solicitation contest or a hostile takeover. The Committee filed consent solicitation materials with the SEC in February 2009 to seek stockholder support for proposed amendments to Providence’s bylaws. After the Providence Board unanimously adopted bylaw amendments, the Committee withdrew its proposed solicitation and never used the materials. See “Background to Solicitation”. Neither the Committee nor any of its members seeks to acquire control of Providence or to take it private, to make any merger, tender offer or other acquisition proposal, or to engage in any transaction that would make us an “acquiring person” under Providence’s recently adopted stockholder rights plan.

For information regarding purchases and sales of securities of Providence during the past two years by the participants, see Schedule I.

The Committee may seek reimbursement from Providence of all expenses it incurs in connection with the solicitation. The Committee does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

The members of the Committee have entered into a Joint Filing and Solicitation Agreement in which, among other things, (i) the parties agree to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of Providence, (ii) the parties agree to solicit proxies in favor of the Proposals and to take all other action necessary or advisable to achieve the foregoing (the “Solicitation”), and (iii) the Committee agrees to bear all expenses incurred in connection with the Committee’s activities, including approved expenses incurred by any of the parties in connection with the Solicitation, subject to certain limitations.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of Providence; (iii) no participant in this solicitation owns any securities of Providence which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of Providence during the past two years; (v) no part of the purchase price or market value of the securities of Providence owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any securities of Providence, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of Providence; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of Providence; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of Providence’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Providence or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by Providence or its affiliates, or with respect to any future transactions to which Providence or any of its affiliates will or may be a party; and (xi) no person, including any of the participants in this solicitation, who is a party to an arrangement or understanding under which the Nominees are proposed to be elected has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement. There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to Providence or any of its subsidiaries or has a material interest adverse to Providence or any of its subsidiaries. With respect to each of the participants in this solicitation, none of the events enumerated in Item 401(f)(1)-(6) of Regulation S-K of the Exchange Act occurred during the past five years.

INFORMATION CONCERNING PROVIDENCE

Although we do not have any knowledge indicating that any statement made herein is untrue, we do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on our behalf, or for any failure by Providence to disclose events that may affect the significance or accuracy of such information. See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the directors and management of Providence.

The Committee has omitted from this Proxy Statement certain disclosures required by applicable law that is expected to be included in the Company’s proxy statement relating to the Annual Meeting. This disclosure is expected to include, among other things, current biographical information on Providence’s current directors, information concerning executive compensation and other important information.

WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD
IN FAVOR OF THE ELECTION OF OUR NOMINEES

THE PROVIDENCE COMMITTEE FOR ACCOUNTABILITY

May 22, 2009

SCHEDULE I

TRANSACTIONS IN SECURITIES OF
THE PROVIDENCE SERVICE CORPORATION
DURING THE PAST TWO YEARS

Filing Party	Date	Buy or Sell	No. of Common Shares	Price

Eric S. Gray	10/30/2008	Buy	1,000	$0.86

Michael Bradley	10/30/2008	Buy	1,000	$0.85

Donald E. Smith and Tiffany Smith	10/24/2008	Buy	1,500	$1.01
	10/30/2008		5,000	$0.85
	11/04/2008		100	$2.63
	11/05/2008		600	$2.51

73114 Investments, L.L.C.	10/27/2008	Buy	4,092	$0.98
		Buy	5,800	$0.99
		Buy	94,422	$1.00
		Buy	39,308	$1.01
		Buy	93,550	$1.02
		Buy	57,285	$1.03
		Buy	32,600	$1.04
		Buy	37,800	$1.05
		Buy	42,300	$1.06
		Buy	26,865	$1.07
		Buy	4,092	$0.98
		Buy	5,800	$0.99
		Buy	94,422	$1.00
		Buy	39,308	$1.01
		Buy	93,550	$1.02
		Buy	57,285	$1.03
		Buy	32,600	$1.04
		Buy	37,800	$1.05
		Buy	42,300	$1.06
		Buy	26,865	$1.07
	10/28/2008	Buy	10,815	$0.83
		Buy	10,000	$0.85
		Buy	10,000	$0.87

	Buy	10,000	$0.89
	Buy	10,519	$0.92
	Buy	9,581	$0.93
10/29/2008	Buy	34,317	$0.71
	Buy	10,000	$0.76
	Buy	500	$0.77
	Buy	9,000	$0.78
	Buy	12,000	$0.79
	Buy	15,000	$0.80
	Buy	10,000	$0.81
	Buy	10,000	$0.82
10/30/2008	Buy	15,000	$0.80
	Buy	19,777	$0.81
	Buy	20,000	$0.82
	Buy	15,623	$0.83
	Buy	95,590	$0.84
	Buy	47,357	$0.85
	Buy	46,653	$0.86
	Buy	2,000	$0.88
	Buy	3,440	$0.90
	Buy	101,284	$0.91
	Buy	13,386	$0.92
	Buy	7,014	$0.93
	Buy	11,330	$0.94
10/31/2008	Buy	9,000	$0.96
	Buy	1,409	$1.00
	Buy	9,355	$1.12
	Buy	3,900	$1.15
	Buy	1,500	$1.16
	Buy	31,261	$1.17
	Buy	6,652	$1.18
	Buy	69,291	$1.19
	Buy	67,526	$1.20
	Buy	57,718	$1.21

	Buy	37,427	$1.22
	Buy	20,290	$1.23
	Buy	17,274	$1.24
	Buy	32,677	$1.25
	Buy	110,100	$1.26
11/03/2008	Buy	5,000	$1.28
	Buy	26,464	$1.32
	Buy	33,390	$1.33
	Buy	44,431	$1.34
	Buy	47,177	$1.35
	Buy	42,955	$1.36
	Buy	20,068	$1.37
	Buy	14,175	$1.38
	Buy	19,920	$1.39
	Buy	22,362	$1.40
	Buy	4,343	$1.41
11/04/2008	Buy	5,200	$1.44
	Buy	12,288	$1.45
	Buy	11,430	$1.46
	Buy	27,500	$1.47
	Buy	20,100	$1.56
	Buy	100	$1.59
	Buy	7,300	$2.05
	Buy	12,518	$2.12
	Buy	9,550	$2.48
	Buy	100	$2.49
	Buy	25,742	$2.50
	Buy	600	$2.53
	Buy	22,700	$2.54
11/05/2008	Buy	2,150	$2.25
	Buy	225	$2.30
	Buy	2,655	$2.33
	Buy	12,500	$2.34
	Buy	2,500	$2.35

	Buy	3,100	$2.39
	Buy	8,900	$2.40
	Buy	5,200	$2.41
	Buy	4,500	$2.43
	Buy	17,580	$2.45
	Buy	5,000	$2.47
	Buy	5,000	$2.48
	Buy	5,300	$2.49
	Buy	10,775	$2.50
	Buy	45,528	$2.51
	Buy	5,000	$2.54
	Buy	5,000	$2.55
	Buy	10,000	$2.65
	Buy	7,500	$2.68
11/06/2008	Buy	3,606	$2.00
	Buy	1,000	$2.01
	Buy	2,500	$2.03
	Buy	2,500	$2.04
	Buy	5,639	$2.05
	Buy	300	$2.07
	Buy	12,500	$2.08
	Buy	3,200	$2.09
	Buy	12,057	$2.10
	Buy	200	$2.11
	Buy	3,400	$2.12
	Buy	5,682	$2.13
	Buy	13,150	$2.14
	Buy	22,761	$2.15
	Buy	20,524	$2.16
	Buy	2,500	$2.30
	Buy	5,000	$2.32
	Buy	2,500	$2.33
	Buy	2,500	$2.35
	Buy	2,500	$2.39

	Buy	2,500	$2.40
	Buy	2,500	$2.49
	Buy	2,500	$2.50
	Buy	2,500	$2.60
11/07/2008	Buy	100	$2.09
	Buy	10,000	$2.10
	Buy	5,100	$2.11
	Buy	900	$2.12
	Buy	2,500	$2.15
	Buy	1,200	$2.17
	Buy	3,400	$2.18
	Buy	14,100	$2.19
	Buy	62	$2.27
	Buy	8,000	$2.28
	Buy	675	$2.53
	Buy	14,238	$2.55
	Buy	6,500	$2.58
	Buy	3,500	$2.65
	Buy	1,280	$2.67
	Buy	2,500	$2.68
	Buy	8,020	$2.69
11/10/2008	Buy	2,500	$2.35
	Buy	800	$2.55
11/20/2008	Buy	487	$1.34

SCHEDULE II

The following tables are reprinted from Providence’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on May 1, 2009.

Principal Stockholders

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock by each stockholder known by Providence to own beneficially more than five percent of our outstanding Common Stock. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

Name and Address	No. of Shares of Common Stock Beneficially Owned (1)	Percent of Voting Power of Common Stock (1)
Donald E. and Tiffany Smith (2) c/o Avalon Correctional Services, Inc. 13401 Railway Drive, Oklahoma City, Oklahoma 73114	2,300,095	18.7%
Michael Bradley (3) c/o Avalon Correctional Services, Inc. 13401 Railway Drive, Oklahoma City, Oklahoma 73114	2,293,895	18.6%
Eric S. Gray (4) c/o Avalon Correctional Services, Inc. 13401 Railway Drive, Oklahoma City, Oklahoma 73114	2,293,895	18.6%
73114 Investments, L.L.C. (5) c/o Avalon Correctional Services, Inc. 13401 Railway Drive, Oklahoma City, Oklahoma 73114	2,292,895	18.6%
Avalon Correctional Services, Inc. (5) 13401 Railway Drive, Oklahoma City, Oklahoma 73114	2,292,895	18.6%
Cardinal Capital Management, LLC (6) One Greenwich Office Park, Greenwich, CT 06831	1,346,640	10.9%
Bank of America Corporation (7) NB Holdings Corporation BAC North America Holding Company BANA Holding Corporation Bank of America, NA 100 N. Tryon St., Floor 25, Bank of America Corporate Center, Charlotte, NC 28255	1,188,513	9.7%
Columbia Management Group, LLC (7) Columbia Management Advisors, LLC 100 N. Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255	1,180,497	9.6%
Zesiger Capital Group LLC (8) 320 Park Avenue, New York, NY 10022	1,096,535	8.9%
Palladium Equity Partners III, L.P. (9) Palladium Equity Partners III, L.L.C. Marcos A. Rodriguez Rockefeller Center, 1270 Avenue of the Americas, New York, NY 10020	717,254	5.5%
Barclays Global Investors, NA (10) Barclays Global Fund Advisors 400 Howard Street, San Francisco, CA 94105	716,421	5.8%
William Blair & Company, L.L.C. (11) 222 W. Adams, Chicago, IL 60606	680,240	5.5%
Kennedy Capital Management, Inc. (12) 10829 Olive Boulevard, St. Louis, MO 63141	634,823	5.2%

(1)
The securities “beneficially owned” by each stockholder are determined as of the Record Date in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for others, including, in the case of an individual, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, and may include securities as to which the stockholder has or shares voting or investment power or has the right to acquire within 60 days after the Record Date. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Includes 2,292,895 shares of Common Stock owned by 73114 and 7,200 shares of Common Stock owned by Donald E. and Tiffany Smith. See note 5 below.

(3)	Includes 2,292,895 shares of Common Stock owned by 73114 and 1,000 shares of Common Stock owned by Michael Bradley. See note 5 below.

(4)	Includes 2,292,895 shares of Common Stock owned by 73114 and 1,000 shares of Common Stock owned by Eric S. Gray. See note 5 below.

(5)
Represents shares of Common Stock owned by 73114. 73114 is a wholly-owned subsidiary of Avalon Correctional Services. Donald E. Smith is CEO/President Manager of 73114 and CEO/President of Avalon Correctional Services as well as sole director of Avalon Correctional Services. Tiffany Smith is Secretary Manager of 73114 and Vice President and Secretary of Avalon Correctional Services. The Smiths are husband and wife. Mr. Bradley is Vice President Manager of 73114 and Chief Financial Officer of Avalon Correctional Services. Mr. Gray is Vice President Manager of 73114 and Vice President and Corporate Counsel of Avalon Correctional Services. Messrs. Bradley and Gray disclaim beneficial ownership of the Common Stock held by 73114. This is based on the Schedule 13D filed with the SEC on November 10, 2008 and Schedules 13D/A filed with the SEC on February 13, 2009 and March 2, 2009.

(6)	Represents shares of Common Stock indirectly beneficially owned by Cardinal Capital Management, LLC. This is based on the Schedule 13G/A filed with the SEC on February 17, 2009.

(7)	This is based on the Schedule 13G/A filed with the SEC on February 12, 2009.

(8)
Represents shares of Common Stock indirectly beneficially owned by Zesiger Capital Group LLC. Zesiger Capital Group LLC disclaims beneficial ownership of all of the shares of Common Stock which are held in discretionary accounts managed by Zesiger Capital Group LLC. This is based on the Schedule 13G/A filed with the SEC on February 10, 2009.

(9)
Represents shares of Common Stock that may be issued upon the conversion of Providence’s 6.5% Convertible Senior Subordinated Notes due 2014 beneficially owned by Palladium Equity Partners III, L.P. (“Palladium”). Palladium Equity Partners III, L.L.C. (“Palladium General”) is the general partner of Palladium. Mr. Rodriguez is the managing member of Palladium General. This is based on the Schedule 13G filed with the SEC on February 19, 2009.

(10)	The shares of Common Stock are held in trust accounts for the economic benefit of the beneficiaries of those accounts. This is based on the Schedule 13G filed with the SEC on February 5, 2009.

(11)	This is based on the Schedule 13G/A filed with the SEC on January 12, 2009.

(12)	This is based on the Schedule 13G filed with the SEC on February 13, 2009.

Management and Directors Only

The following table sets forth certain information, as of the Record Date, with respect to the beneficial ownership of Providence’s Common Stock by (a) all of Providence’s directors and each of Providence’s nominees for director, (b) all of Providence’s executive officers named in the “Summary Compensation Table” which follows and (c) all of Providence’s directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to his/her shares:
Name	No. of shares of Common Stock Beneficially Owned (1)	Percent of Voting Power of Common Stock (1)
Michael N. Deitch (2)	150,017	1.2%
Fred Furman (3)	173,464	1.3%
Fletcher Jay McCusker (4)	216,312	1.7%
Craig A. Norris (5)	133,631	1.0%
John Shermyen (6)	124,261	*
Hunter Hurst, III (7)	64,000	*
Kristi L. Meints (8)	105,429	*
Warren S. Rustand (9)	74,000	*
Richard Singleton (10)	74,000	*
All directors and executive officers as a group (10 persons)(11)	1,134,779	8.5%

*	Less than 1%.

(1)
The securities “beneficially owned” by an individual are determined as of the Record Date in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the Record Date. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Includes 87,160 shares of Common Stock held by Mr. Deitch and 62,857 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(3)	Includes 87,161 shares of Common Stock held by Mr. Furman and 86,303 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(4)
Includes 94,973 shares of Common Stock held by Mr. McCusker and 121,339 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date. Does not include 37,000 shares of Common Stock held by The Fletcher J. McCusker GRAT for the benefit of Mr. McCusker’s son, as to which Mr. McCusker disclaims beneficial ownership.

(5)	Includes 87,798 shares of Common Stock held by Mr. Norris and 45,833 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(6)	Includes 106,404 shares of Common Stock held by Mr. Shermyen and 17,857 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(7)	Includes 34,000 shares of Common Stock held by Mr. Hurst and 30,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(8)	Includes 34,000 shares of Common Stock held by Ms. Meints and 71,429 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(9)	Includes 34,000 shares of Common Stock held by Mr. Rustand and 40,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(10)	Includes 34,000 shares of Common Stock held by Mr. Singleton and 40,000 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date.

(11)
Includes 530,618 shares of Common Stock issuable upon the exercise of options that are exercisable within 60 days of the Record Date, 4,665 shares of Common Stock held by the Mary J. Shea Revocable Trust, and 599,496 shares of Common Stock in the aggregate held by Messrs. Deitch, Furman, McCusker, Norris, Hurst, Rustand, Shermyen and Singleton, and Ms. Meints.

IMPORTANT

Please review this document and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.

1.	If your shares are registered in your own name, please sign, date and mail the enclosed BLUE proxy card to D.F. King & Co., Inc. (“D.F. King”), in the postage-paid envelope provided today.

2.
 If you have previously signed and returned a proxy card to Providence, you have every right to change your vote. Only your latest dated card will count. You may revoke any proxy card already sent to Providence by signing, dating and mailing the enclosed BLUE proxy card in the postage-paid envelope provided. Any proxy may be revoked at any time prior to the 2009 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2009 Annual Meeting to D.F. King, or by voting in person at the 2009 Annual Meeting.

3.
 If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE proxy card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE proxy card in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE proxy card to be issued representing your shares.

4.	After signing the enclosed BLUE proxy card, do not sign or return any other proxy card, even as a sign of protest, because only your latest dated proxy card will be counted.

If you have any questions, require assistance in submitting your BLUE proxy card, or need additional copies of the Committee’s proxy statement materials, please call D.F. King & Co., Inc. at the phone numbers listed below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Stockholders Call Toll-Free at: (800) 848-3416

Banks and Brokers Call Collect at: (212) 269-5550

BLUE PROXY
THE PROVIDENCE SERVICE CORPORATION

2009 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF
THE PROVIDENCE COMMITTEE FOR ACCOUNTABILITY (THE “COMMITTEE”)

THE BOARD OF DIRECTORS OF THE PROVIDENCE SERVICE CORPORATION
IS NOT SOLICITING THIS PROXY

PROXY

The undersigned appoints Donald E. Smith and Eric S. Gray, and each of them, agents with full power of substitution to vote all shares of common stock of The Providence Service Corporation (“Providence” or the “Company”) which the undersigned would be entitled to vote if personally present at the 2009 Annual Meeting of Stockholders of the Company scheduled to be held at the Hacienda Del Sol Guest Ranch Resort, 5601 N. Hacienda Del Sol Road, Tucson, Arizona 85718, on Monday, June 15, 2009, at 9:00 a.m. (local time), and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The solicitation is being made on behalf of The Committee and the participants: Donald E. and Tiffany Smith, Michael Bradley, Eric S. Gray, Avalon Correctional Services, Inc., 73114 Investments, L.L.C., and Captain Brian T. Costello (ret.).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to the Committee a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD

PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

THE COMMITTEE RECOMMENDS YOU VOTE IN FAVOR OF PROPOSAL 1

Proposal 1 – To elect Michael C. Bradley and Captain Brian T. Costello (ret.) to serve as Class 3 directors of the Company for a three-year term that expires at the 2012 annual meeting of the Company’s stockholders.

Nominees:	FOR ALL	WITHHOLD	FOR ALL
- Michael C.	NOMINEES	AUTHORITY TO	EXCEPT
Bradley		VOTE FOR ALL	NOMINEES
- Captain Brian T.		NOMINEE(S)	WRITTEN
Costello (ret.)			BELOW
	☐	☐	☐

Proposal 2 –To ratify the appointment of KPMG LLP as Providence’s independent registered public accounting firm for the 2009 fiscal year.

For	Against	Abstain
☐	☐	☐

Date: _________________, 2009
Signature:
Signature (if held jointly):
Title(s):

Please sign exactly as your name appears on stock certificates or on the label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.